Exhibit 99.1

Molson Coors Recommends Stockholders Reject “Mini-Tender” Offer by TRC Capital Investment Corporation

DENVER & MONTREAL--(BUSINESS WIRE)--March 5, 2020--Molson Coors Beverage Company (the “Company” or “Molson Coors”) (NYSE: TAP; TSX: TPX) has been notified that TRC Capital Investment Corporation (“TRC Capital”) has made an unsolicited “mini-tender” offer to purchase up to 2,000,000 shares of the Company’s Class B common stock at an offer price of $52.95 per share in cash, which is approximately 4.23% lower than the $55.29 per share closing price for the Class B common stock on the New York Stock Exchange (the “NYSE”) on February 21, 2020, the last trading day before the commencement of TRC Capital’s mini-tender offer.

Molson Coors does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents. Molson Coors recommends that stockholders not tender their shares in response to TRC’s offer, or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC Capital mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on March 24, 2020. In addition, the mini-tender offer is subject to numerous conditions, including, among others, that there has not been any decrease in the market price of the Class B common stock and that TRC Capital has received proceeds of debt financing sufficient, together with cash on hand, to consummate the offer.

Mini-tender offers, such as this one by TRC Capital, do not provide investors with the same level of protection as provided by larger tender offers under U.S. federal securities laws. The Securities and Exchange Commission (the “SEC”) has cautioned investors that some bidders make mini-tender offers at below-market prices “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: http://www.sec.gov/investor/pubs/minitend.htm. Molson Coors encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001 at: https://www.nyse.com/publicdocs/nyse/markets/nyse/rule-interpretations/2001/01-27.pdf regarding the dissemination of mini-tender offer materials.

Stockholders should obtain current market quotations for their shares of Class B common stock, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s mini-tender offer.

Molson Coors requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the Class B common stock.

About Molson Coors Beverage Company

For over two centuries Molson Coors has been brewing beverages that unite people for all of life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Saint Archer Gold, Leinenkugel’s Summer Shandy, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic beer brands ever made. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle with sparkling cocktails, hard coffee, canned wine, kombucha, cider and more.

Molson Coors Beverage Company is a publicly traded company that operates through Molson Coors North America and Molson Coors Europe, and is traded on the New York and Canadian Stock Exchange. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Beer Print and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com.

Contacts

News Media
Marty Maloney, (312) 496-5669

Investor Relations
Greg Tierney, (414) 931-3303